Exhibit 99.1

Dorian LPG Ltd. Announces Fourth Quarter and Full Year 2015 Financial Results

STAMFORD, CT – June 4, 2015 -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), a leading owner and operator of modern very large gas carriers ("VLGCs"), today reported its financial results for the three months and fiscal year ended March 31, 2015.

Highlights – Fourth Quarter

•	Recorded a fleet-wide time charter equivalent rate of $52,618 and a fleet utilization of 86.2%.
•	Commenced operations of Helios LPG Pool LLC, or the Helios Pool, which is jointly operated by Dorian LPG and Phoenix Tankers. The Pool currently operates three of Dorian's VLGCs.
•	Closed on our $758 million debt financing facility for the VLGC newbuilding program and made an initial drawdown of $81.2 million secured by the Comet and the Corvette.
•	Took delivery of the third vessel under our ECO-design VLGC newbuilding program, the Corvette, from Hyundai Heavy Industries Co. Ltd. ("Hyundai").
•	Added new independent board member: Christina Tan, Executive Director of the MTM Group. Independent board members now constitute a majority of the Company's Board of Directors.
Highlights – Fiscal 2015

•	Recorded a time charter equivalent rate of $49,665 and a fleet utilization of 85.8%.
•	Took delivery of the first three vessels under our ECO-design VLGC newbuilding program, the Comet, Corsair, and Corvette, from Hyundai Heavy Industries Co. Ltd.
•	Voted "Tanker Company of the Year 2014" at the Lloyd's List Greek Shipping Awards.

John Hadjipateras, Chairman, President and Chief Executive Officer, commented, "We achieved two key milestones in our strategic plan.  We completed the debt financing portion of our VLGC newbuilding program, meaning that our program is fully financed.  Secondly, the Helios LPG Pool commenced operations on April 1, 2015.  With our financing in place and our chartering capability enhanced, we will continue to execute on the build out of our fleet and take deliveries of our new ECO-design VLGCs.  We currently own and manage a modern fleet of six VLGCs and one pressurized LPG carrier with newbuilding contracts for the construction of 16 new fuel-efficient ECO-design VLGCs scheduled to be delivered in the next nine months. We expect to take delivery of the ECO VLGCs Cougar, Concorde, Cobra, Continental, and Constitution before the end of July.
We believe we remain well positioned to take advantage of the trends that will benefit the LPG industry over the long term as one of the leading owners of modern ECO VLGCs."
Fourth Quarter 2015 Results Summary
Revenues of $35.3 million for the three months ended March 31, 2015 represent time charter and voyage charter earnings from our six VLGC vessels and our 5,000 cbm pressurized gas carrier, or PGC, vessel, the Grendon. Four of our VLGCs operated in the spot market during the period and earned $29.1 million in voyage charter revenues. Two of our VLGCs earned time charter revenues during the period amounting to $5.4 million. For the three months ended March 31, 2015, the Grendon earned $0.8 million of revenues and had 48 operating days.

Voyage expenses were approximately $7.2 million during the three months ended March 31, 2015. Voyage expenses mainly related to bunkers of $4.6 million, port charges and other related expenses of $1.7 million, brokers' commissions of $0.7 million, security costs of $0.1 million and other voyage expenses of $0.1 million.
Vessel operating expenses were approximately $6.8 million during the three months ended March 31, 2015, or $10,881 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period. This included approximately $1.0 million relating to training of additional crew on our operating VLGC fleet in anticipation of newbuilding deliveries. The Grendon had 48 operating days and $0.6 million of vessel operating expenses for the three months ended March 31, 2015.
In the three months ended March 31, 2015, we recognized an impairment loss of $1.4 million for our PGC vessel. This impairment loss was triggered by reductions in vessel values reflecting challenging conditions in the PGC market, and represented the difference between the carrying value and recoverable amount, being fair value.
General and administrative expenses were approximately $4.8 million for the three months ended March 31, 2015, which were comprised of $2.5 million of salaries and benefits (inclusive of a $0.1 million accrual for statutory retirement benefits for our Greece-based employees), $0.8 million for professional, legal, audit and accounting fees, $0.8 million of stock-based compensation and $0.7 million of other general and administrative expenses.
Interest and finance costs amounted to less than $0.1 million for the three months ended March 31, 2015. The interest and finance costs consisted of interest incurred on our long-term debt of $0.8 million, amortization of financing costs of $0.1 million, and $0.1 million of other financing expenses, less capitalized interest of $1.0 million. The average indebtedness during the three months ended March 31, 2015 was $126.4 million and the outstanding balance of our long‑term debt as of March 31, 2015 was $200.3 million, which included the initial drawdown of $81.2 million under the 2015 Debt Facility.
Gain/(loss) on derivatives, net, amounted to a net loss of approximately $1.6 million for three months ended March 31, 2015. The net loss on derivatives was primarily comprised of a realized loss of $1.3 million, and an unrealized loss of $0.3 million from the changes in the fair value of our interest rate swaps.
Fiscal Year 2015 Results Summary
Revenues of $104.1 million for the year ended March 31, 2015 represent time charter and voyage charters earned for our six VLGC vessels and our pressurized 5,000 cbm vessel. Four of our VLGCs operated in the spot market during the period and earned $76.1 million in voyage charter revenues. Three of our VLGCs earned time charter revenues during the period amounting to $25.5 million, including a VLGC that ended its time charter on July 27, 2014. Time charter revenues included $7.8 million of profit sharing.  For the year ended March 31, 2015, the Grendon, whose time charter expired at the end of May 2014, earned $1.8 million of revenues, had 140 operating days and was in drydock for 10 days.
Voyage expenses were approximately $22.1 million during the year ended March 31, 2015. Voyage expenses mainly related to bunkers of $15.7 million, port charges and other related expenses of $3.6 million, brokers' commissions of $1.7 million, security costs of $0.7 million and other voyage expenses of $0.4 million.
Vessel operating expenses were approximately $21.3 million during the year ended March 31, 2015, or $10,703 per vessel per calendar day, which is calculated by dividing vessel operating expenses by calendar days for the relevant time period. This included approximately $2.9 million relating to training of additional crew on our operating VLGC fleet in anticipation of newbuilding deliveries. The Grendon had $2.8 million of vessel operating expenses, inclusive of $0.5 million of expenses related to repairs and maintenance, for the year ended March 31, 2015.
In the year ended March 31, 2015, we recognized an impairment loss of $1.4 million for our PGC vessel. This impairment loss was triggered by reductions in vessel values reflecting challenging conditions in the PGC market, and represented the difference between the carrying value and recoverable amount, being fair value.
General and administrative expenses were approximately $14.1 million for the year ended March 31, 2015, which were comprised of $6.4 million of salaries and benefits (inclusive of a $0.4 million accrual for statutory retirement benefits for our Greece-based employees), $2.4 million for professional, legal, audit and accounting fees, $2.3 million of stock-based compensation and $3.0 million of other general and administrative expenses. Prior to July 1, 2014, general and administrative expenses were primarily covered under our management agreement with Dorian (Hellas), which terminated on June 30, 2014. Expenses not covered under the management agreement included, among others, stock-based compensation, audit and accounting fees, professional and legal fees and investor relations. As of July 1, 2014, vessel management services for our fleet was transferred from Dorian (Hellas) and are now provided through our wholly-owned subsidiaries.

Interest and finance costs amounted to approximately $0.3 million for the year ended March 31, 2015. The interest and finance costs consisted of interest incurred on our long-term debt of $2.7 million, amortization of financing costs of $0.8 million, and $0.3 million of other financing expenses, less capitalized interest of $3.5 million. The average indebtedness during the year ended March 31, 2015 was $125.9 million and the outstanding balance of our long‑term debt as of March 31, 2015 was $200.3 million, which included $81.2 million under the 2015 Debt Facility.
Loss on derivatives, net, amounted to a net loss of approximately $4.0 million for year ended March 31, 2015. The net loss on derivatives was primarily comprised of a realized loss of $5.3 million, partially offset by an unrealized gain of $1.3 million from the changes in the fair value of our interest rate swaps.
At March 31, 2015, we reported unrestricted cash of $204.8 million, and long-term debt, including the current portion, of $200.3 million, and we had remaining commitments with respect to the construction of 16 VLGC newbuildings scheduled to be delivered by the first quarter of 2016, or, together with three VLGC newbuildings already delivered, our VLGC Newbuilding Program, of $871.4 million.
Market Outlook Update
Overall, U.S. LPG exports are running at higher monthly levels than previously expected, and are likely to reach close to 20 million tons per year.  U.S. exports year-to-date are at a level of 24% of the global LPG supply volumes versus 19% for the whole of last year. The destination of LPG exports from the U.S. has shifted to about 29% to the Far East, with 30% heading to South and Central America, while a further 17% heads across the Atlantic to Europe. The balance of the volumes are on contract and have multiple destinations. Demand for shipping has remained strong and as a result the Baltic LPG rate has consistently remained at high levels for this season. We expect the Baltic LPG rate to remain firm during the forthcoming months as long as shipping demand remains strong.

The recent decline in oil prices has not had any noticeable effect on demand for LPG shipping.  Based on the continued export capacity coming on stream in the U.S., we believe LPG prices will remain at very competitive levels while shipping capacity will remain in demand due to the increased ton-miles.  The increased supplies of LPG being shipped globally should support the continuing growth of LPG as a significantly cleaner fuel to the global energy markets and to the world economy.  However, there can be no assurances that such rates, export capacity, or export volumes will materialize.
Seasonality
Liquefied gases are primarily used for industrial and domestic heating, as a chemical and refinery feedstock, as a transportation fuel and in agriculture. The liquefied gas carrier market is typically stronger in the spring and summer months in anticipation of increased consumption of propane and butane for heating during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and the supply of certain commodities. As a result, demand for our vessels may be stronger in our quarters ending June 30 and September 30 and relatively weaker during our quarters ending December 31 and March 31, although 12‑month time charter rates tend to smooth these short‑term fluctuations. To the extent any of our time charters expires during the relatively weaker quarters ending December 31 and March 31, it may not be possible to re‑charter our vessels at similar rates. As a result, we may have to accept lower rates or experience off‑hire time for our vessels, which may adversely impact our business, financial condition and operating results.
Fleet
Each of our newbuildings will be an ECO‑design vessel incorporating advanced fuel efficiency and emission‑reducing technologies. Upon completion of our VLGC Newbuilding Program, in February 2016, as scheduled, 100% of our VLGC fleet will be operated as sister ships and the average age of our VLGC fleet will be approximately 1.6 years, while the average age of the current worldwide VLGC fleet is approximately 11.0 years.

The following table sets forth certain information regarding our vessels as of June 1, 2015:
	Capacity (Cbm)	Shipyard	Sister Ships	Year Built/ Estimated Delivery(1)	ECO Vessel(2)	Charterer(3)	Charter Expiration(1)
OPERATING FLEET
VLGC
Captain Nicholas ML	82,000	Hyundai	A	2008	—	Pool	—
Captain John NP	82,000	Hyundai	A	2007	—	Pool	—
Captain Markos NL (4)	82,000	Hyundai	A	2006	—	Shell	Q4 2019
Comet (5)	84,000	Hyundai	B	2014	X	Shell	Q4 2019
Corsair	84,000	Hyundai	B	2014	X	Pool	—
Corvette	84,000	Hyundai	B	2015	X	Spot	—

Small Pressure
Grendon	5,000	Higaki		1996	—	Spot	—
NEWBUILDING VLGCs
Cougar	84,000	Hyundai	B	Q2 2015	X	—	—
Cobra	84,000	Hyundai	B	Q2 2015	X	—	—
Concorde	84,000	Hyundai	B	Q2 2015	X	—	—
Continental	84,000	Hyundai	B	Q3 2015	X	—	—
Constitution	84,000	Hyundai	B	Q3 2015	X	—	—
Commodore	84,000	Hyundai	B	Q3 2015	X	—	—
Constellation	84,000	Hyundai	B	Q3 2015	X	—	—
Cresques	84,000	Daewoo	C	Q3 2015	X	—	—
Cheyenne	84,000	Hyundai	B	Q3 2015	X	—	—
Clermont	84,000	Hyundai	B	Q4 2015	X	—	—
Chaparral	84,000	Hyundai	B	Q4 2015	X	—	—
Commander	84,000	Hyundai	B	Q4 2015	X	—	—
Cratis	84,000	Daewoo	C	Q4 2015	X	—	—
Copernicus	84,000	Daewoo	C	Q4 2015	X	—	—
Challenger	84,000	Hyundai	B	Q4 2015	X	—	—
Caravelle	84,000	Hyundai	B	Q1 2016	X	—	—
Total	1,847,000

______________________

(1)	Represents calendar year quarters.
(2)	Represents vessels with very low revolutions per minute, long‑stroke, electronically controlled engines, larger propellers, advanced hull design, and low friction paint.
(3)
"Pool" indicates that the vessel is operated in the Helios Pool and receives as charter hire a portion of the net revenue of the pool calculated according to a formula based on the vessel's pro rata performance in the pool.

(4)	Currently on time charter with Shell Tankers (Singapore) Private Limited that began in December 2014 at a rate of $850,000 per month.
(5)	Delivered on July 25, 2014 and on a time charter with Shell Tankers (Singapore) Private Limited that began on that date at a rate of $945,000 per month.

Financial Information
The following table presents selected historical financial and other data of Dorian LPG Ltd. and its subsidiaries for the three months ended March 31, 2015 and for the three months ended March 31, 2014.
	Dorian LPG Ltd.
(in U.S. dollars, except fleet data)	Three months ended March 31, 2015	Three months ended March 31, 2014
Statement of Operations Data
Revenues	$35,333,108	$9,870,427
Expenses
Voyage expenses	7,182,710	2,033,374
Vessel operating expenses	6,843,991	2,954,492
Management fees—related party	—	1,125,000
Impairment(1)	1,431,818	—
Depreciation and amortization	4,626,024	2,462,897
General and administrative expenses	4,755,396	302,298
Total expenses	24,839,939	8,878,061
Operating income	10,493,169	992,366
Other income/(expenses)
Other income—related party	93,929	—
Interest and finance costs	(38,607)	(375,034)
Interest income	72,800	99,819
Loss on derivatives, net	(1,572,621)	(835,433)
Foreign currency loss, net	(220,419)	(1,192,361)
Total other expenses, net	(1,664,918)	(2,303,009)
Net income/(loss)	$8,828,251	$(1,310,643)
Earnings/(loss) per common share, basic and diluted	$0.15	$(0.03)
Other Financial Data
Adjusted EBITDA(2)	$17,284,084	$2,362,721
Fleet Data
Calendar days(3)	629	360
Available days(4)	621	360
Operating days(5)	535	341
Fleet utilization(6)	86.2%	94.7%
Average Daily Results
Time charter equivalent rate(7)	$52,618	$22,983
Daily vessel operating expenses(8)	$10,881	$8,207

(1)	In the three months ended March 31, 2015, we recorded an impairment charge of $1.4 million for our PGC vessel.
(2)
Adjusted EBITDA is non-U.S. GAAP financial measure and represents net income before interest and finance costs, loss/(gain) on derivatives, net, stock compensation expense, impairment and depreciation and amortization and is used as a supplemental financial measure by management to assess our financial and operating performance. We believe that adjusted EBITDA assists our management and investors by increasing the comparability of our performance from period to period. This increased comparability is achieved by excluding the potentially disparate effects between periods of derivatives, interest and finance costs, stock-based compensation expense, impairment, and depreciation and amortization expense, which items are affected by various and possibly changing financing methods, capital structure and historical cost basis and which items may significantly affect net income between periods. We believe that including adjusted EBITDA as a financial and operating measure benefits investors in selecting between investing in us and other investment alternatives.

Adjusted EBITDA has certain limitations in use and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with U.S. GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income. Adjusted EBITDA as presented below may not be computed consistently with similarly titled measures of other companies and, therefore might not be comparable with other companies.

The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:
	Dorian LPG Ltd.
	Three months ended March 31, 2015	Three months ended March 31, 2014
(in U.S. dollars)
Net income/(loss)	$8,828,251	$(1,310,643)
Interest and finance costs	38,607	375,034
Loss on derivatives-net	1,572,621	835,433
Stock-based compensation expense	786,763	—
Impairment	1,431,818	—
Depreciation and amortization	4,626,024	2,462,897
Adjusted EBITDA	$17,284,084	$2,362,721

(3)
We define calendar days as the total number of days in a period during which each vessel in our fleet was owned. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are recorded during that period.

(4)
We define available days as calendar days less aggregate off‑hire days associated with scheduled maintenance, which include major repairs, drydockings, vessel upgrades or special or intermediate surveys. We use available days to measure the aggregate number of days in a period that our vessels should be capable of generating revenues.

(5)
We define operating days as available days less the aggregate number of days that our vessels are off‑hire for any reason other than scheduled maintenance. We use operating days to measure the number of days in a period that our operating vessels are on hire.

(6)
We calculate fleet utilization by dividing the number of operating days during a period by the number of available days during that period. An increase in non‑scheduled off‑hire days would reduce our operating days, and therefore, our fleet utilization. We use fleet utilization to measure our ability to efficiently find suitable employment for our vessels.

(7)
Time charter equivalent rate, or "TCE rate", is a measure of the average daily revenue performance of a vessel. TCE rate is a shipping industry performance measure used primarily to compare period‑to‑period changes in a shipping company's performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. Our method of calculating TCE rate is to divide revenue net of voyage expenses by operating days for the relevant time period.

(8)	Daily vessel operating expenses are calculated by dividing vessel operating expenses by calendar days for the relevant time period.

The following table presents selected historical financial and other data of Dorian LPG Ltd. and its subsidiaries as of March 31, 2015 and 2014, for the year ended March 31, 2015 and for the period July 1, 2013 (inception) to March 31, 2014 and the Predecessor Businesses' of Dorian LPG Ltd. for the fiscal years ended March 31, 2013 and 2012 and for the period April 1, 2013 to July 28, 2013.
	Dorian LPG Ltd.		Predecessor Businesses of Dorian LPG Ltd.
(in U.S. dollars, except fleet data)	Year ended March 31, 2015	Period July 1, 2013 (inception) to March 31, 2014	Period April 1, 2013 to July 28, 2013	Year ended March 31, 2013	Year ended March 31, 2012
Statement of Operations Data
Revenues	$104,129,149	$29,633,700	$15,383,116	$8,661,846	$34,571,042
Expenses
Voyage expenses	22,081,856	6,670,971	3,623,872	8,751,257	2,075,698
Voyage expenses—related party	—	—	198,360	505,926	448,683
Vessel operating expenses	21,256,165	8,394,959	4,638,725	12,038,926	14,410,349
Management fees—related party	1,125,000	3,122,356	601,202	1,824,000	1,824,000
Impairment(1)	1,431,818	—	—	—	—
Depreciation and amortization	14,093,744	6,620,372	3,955,309	12,024,829	11,847,628
General and administrative expenses	14,145,086	433,674	28,204	157,039	80,552
Total expenses	74,133,669	25,242,332	13,045,672	35,301,977	30,686,910
Operating income	29,995,480	4,391,368	2,337,444	3,359,869	3,884,132
Other income/(expenses)
Other income—related party	93,929	—	—	—	—
Interest and finance costs	(289,090)	(1,579,206)	(762,815)	2,568,985)	(2,415,855)
Interest income	418,597	428,201	98	598	504
(Loss)/gain on derivatives, net	(3,959,203)	(1,104,001)	2,830,205	(5,588,479)	(10,493,316)
Foreign currency (loss)/gain, net	(998,931)	697,481	(5)	(53,700)	2,215
Total other (expenses)/income, net	(4,734,698)	(1,557,525)	2,067,483	(8,210,566)	(13,356,452)
Net income/(loss)	$25,260,782	$2,833,843	$4,404,927	$(4,850,697)	$(9,472,320)
Earnings per common share, basic and diluted	$0.45	$0.09	$—	$—	$—
Other Financial Data
Adjusted EBITDA(2)	$47,346,202	$12,137,422	$6,292,846	$15,331,596	$15,734,479
Fleet Data
Calendar days	1,986	984	476	1,460	1,464
Available days	1,925	964	476	1,447	1,421
Operating days	1,652	941	449	1,359	1,405
Fleet utilization	85.8%	97.7%	94.3%	93.9%	98.9%
Average Daily Results
Time charter equivalent rate	$49,665	$24,402	$25,748	$21,637	$22,809
Daily vessel operating expenses	$10,703	$8,531	$9,745	$8,246	$9,843

(in U.S. dollars)	As of March 31, 2015	As of March 31, 2014
Balance Sheet Data
Cash and cash equivalents	$204,821,183	$279,131,795
Restricted cash, current	—	30,948,702
Restricted cash, non‑current	33,210,000	4,500,000
Total assets	1,099,101,270	840,245,766
Current portion of long-term debt	15,677,553	9,612,000
Long-term debt – net of current portion	184,665,874	119,106,500
Total liabilities	225,887,011	148,046,334
Total shareholders' equity	$873,214,259	$692,199,432

_________________________
(1)	In the year ended March 31, 2015, we recorded an impairment charge of $1.4 million for 1 owned PGC vessel.
(2)	The following table sets forth a reconciliation of net income/(loss) to Adjusted EBITDA (unaudited) for the periods presented:

	Dorian LPG Ltd.		Predecessor Businesses of Dorian LPG Ltd.
	Year ended March 31, 2015	Period July 1, 2013 (inception) to March 31, 2014	Period April 1, 2013 to July 28, 2013	Year ended March 31, 2013	Year ended March 31, 2012
(in U.S. dollars)
Net income/(loss)	$25,260,782	$2,833,843	$4,404,927	$(4,850,697)	$(9,472,320)
Interest and finance costs	289,090	1,579,206	762,815	2,568,985	2,415,855
Loss/(gain) on derivatives-net	3,959,203	1,104,001	(2,830,205)	5,588,479	10,943,316
Stock-based compensation expense	2,311,565	—	—	—	—
Impairment	1,431,818	—	—	—	—
Depreciation and amortization	14,093,744	6,620,372	3,955,309	12,024,829	11,847,628
Adjusted EBITDA	$47,346,202	$12,137,422	$6,292,846	$15,331,596	$15,734,479

Conference Call
A conference call to discuss the results will be held today, June 4, 2015 at 8:00 a.m. ET. The conference call can be accessed live by dialing 1-866-865-2015, or for international callers, 1-412-317-5416, and request to be joined into the Dorian LPG call. A replay will be available at 10:00 a.m. ET and can be accessed by dialing 1-877-344-7529, or for international callers, 1-412-317-0088. The pass code for the replay is 10065693. The replay will be available until June 12, 2015.
A live webcast of the conference call will also be available under the investor relations section at www.dorianlpg.com.
About Dorian LPG Ltd.
Dorian LPG is a liquefied petroleum gas shipping company and a leading owner and operator of modern VLGCs. Dorian LPG currently owns and operates six modern VLGCs and one pressurized LPG vessel. In addition, Dorian LPG has 16 new fuel-efficient 84,000 cbm ECO-design VLGC newbuildings under construction. Dorian LPG has offices in Connecticut, USA, London, United Kingdom and Athens, Greece. For more information, visit: www.dorianlpg.com.
Forward-Looking Statements
This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's belief regarding future results, many of which, by their nature are inherently uncertain and outside of the Company's control. Actual results may differ, possibly materially, from those anticipated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect future results, see the discussion in the Company's Annual Report on Form 20-F, under the heading "Risk Factors." The Company does not assume any obligation to update the information contained in this press release.
Contact Information
Ted Young; Chief Financial Officer: Tel.: +1 (203) 674-9900 or IR@dorianlpg.com